Exhibit e.6

Selected Dealer Agreement

<Centennial Lakes Letterhead>

<Date>

<Name of Contact Person>

<Company Name>

<Address>

RE:  Kopp Funds, Inc.

Dear <Name of Contact Person>,

As the principal underwriter of shares in registered investment companies managed by Kopp Investment Advisors, LLC (“Advisor”), we invite you to participate as principal in the distribution of one or more series and classes of shares of Kopp Funds, Inc, a Minnesota corporation (“Fund” or “Funds”), upon the following terms and conditions:

1.   Defined Term.  As used in this Agreement, the term “prospectus” means the applicable Fund’s prospectus and related statement of additional information included in the Fund’s then currently effective registration statement, and any information that we or the Fund may issue to you as a supplement to such prospectus or statement of additional information, all as filed with the Securities and Exchange Commission.

2.   Purchases of Fund Shares for Sale to Customers.

(a)

In offering and selling Fund shares to your customers, you agree to act as dealer for your own account.  You are not authorized to act as agent for us or for any Fund.

(b)

You agree to offer and sell Fund shares to your customers only at the public offering price in accordance with each Fund’s prospectus.  If your customer qualifies for a reduced sales charge pursuant to a special purchase plan (e.g., a quantity discount, letter of intent, or right of accumulation) or a waiver of the sales charge as described in the prospectus, you agree to offer and sell Fund shares to your customer at the applicable reduced or waived sales charge.  You also agree that you are responsible for correctly calculating any such reduced sales charge that may apply to a customer’s purchase order.  You agree to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares, a copy of the applicable Fund’s prospectus, unless the prospectus has already been delivered to the customer, and to each customer who so requests, a copy of the same.  You also agree to deliver or cause to be delivered to each customer who purchases Fund shares copies of the applicable Fund’s periodic reports and proxy solicitation materials.

(c)

You agree to purchase Fund shares from us only to cover purchase orders that you have already received from your customers, or for your own investment.  You also agree not to purchase any Fund shares from your customers at a price lower than the applicable redemption price, determined in the manner described in the applicable prospectus.  You will not withhold placing customers’ orders so as to profit yourself as a result of such withholding (e.g., by a change in a Fund’s net asset value from that used in determining the offering price to your customers).  You represent that any order, instruction and/or related information transmitted to us by you for the purchase, redemption or exchange of Fund shares has been authorized by your customers.

(d)

We will accept your purchase orders only at the public offering price applicable to each order, as determined in accordance with each Fund’s prospectus.  We will not accept any conditional order for Fund shares.  All orders are subject to acceptance or rejection by us in our sole discretion.  We may, without notice, suspend sales or withdraw the offering of Fund shares.

(e)

The placing of orders with us will be governed by instructions that we periodically send to you.  You hereby represent and warrant, and will cause each customer of yours to represent and warrant, that all orders that you transmit to the Funds for processing as of a particular day will only relate to non-cancelable instructions received by you prior to the close of trading on that day.  We must receive payment from you on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act (“Exchange Act”).  If we do not receive your payment on or before such settlement date, we may, without notice, cancel the sale, or, at our option, sell the shares that you ordered back to the issuing Fund, and we may hold you responsible for any loss suffered by us or the issuing Fund as a result of your failure to make payment as required.

(f)

You agree to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies thereunder.  You agree to offer and sell Fund shares only in states where you may legally offer and sell such shares.  You will not offer shares of any Fund for sale unless such shares are registered for sale under applicable state and federal laws and the rules and regulations thereunder.

3.   Your Compensation.

(a)

Your concession, if any, on your sale of Fund shares will be as provided in the applicable Fund prospectus.  Upon written notice to you, we or any Fund may change or discontinue any schedule of concessions or issue a new schedule.  Any overpayment by us of any concession must be remitted by you to us.

(b)

If a Fund has adopted a Rule 12b-1 plan, we may make distribution payments or service payments to you under the plan, pursuant to a separate agreement that we would enter into with you.  If a Fund does not have a currently effective plan, we or the Advisor may make distribution payments to you from our own funds.  Any distribution or service payments will be made in the amount and manner set forth in the applicable prospectus.  Any service payments made to you by the Funds are made in consideration of personal services and/or account maintenance services provided by you to shareholders of the applicable Fund, and you represent by your acceptance of such payments that you are providing such services.

(c)

If any Fund shares sold to you by us under the terms of this Agreement are redeemed by the issuing Fund or tendered for redemption by the customer within 30 days after the date of our confirmation of your original purchase order for such shares, you agree to (i) refund promptly to us the full amount of any concession or other payment allowed or paid to you on such shares, and (ii) if not yet allowed or paid to you, to forfeit the right to receive any such payments.  We will notify you of any such redemption within 10 days after the date of the redemption.

4.   Omnibus Accounts.  If you hold Fund shares in an omnibus account for two or more customers, you will be responsible for determining, in accordance with the applicable prospectus, whether, and the extent to which, a contingent deferred sales charge (“CDSC”) or redemption fee is applicable to a redemption of Fund shares from such customer, and you agree to transmit immediately to us any CDSC or redemption fee to which such redemption was subject.  You hereby represent that if you hold Fund shares subject to a CDSC or redemption fee, you have the capability to track and account for such charge or fees.  You further agree to otherwise administer and maintain the omnibus account so that the terms and conditions of the applicable prospectus, including those set forth above, apply to each customer.  We reserve the right, at our discretion, to verify your compliance with the terms and conditions of the applicable prospectus by inspecting your tracking and accounting system or otherwise.

5.   Status as a Registered Broker-Dealer.

(a)

Each party to this Agreement represents that (i) it is registered as a broker-dealer under the Exchange Act, (ii) it is qualified to act as a broker-dealer in the states where it transacts business, and (iii) it is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”).  Each party agrees to maintain its broker-dealer registration and qualifications and its NASD membership in good standing throughout the term of this Agreement.  Each party agrees to abide by all of the NASD’s rules and regulations, including Section 2830 of the NASD’s Conduct Rules, which section is deemed a part of and incorporated by reference into this Agreement.  This Agreement will terminate automatically and without notice in the event that either party’s NASD membership is terminated.

(b)

Nothing in this Agreement shall cause you to be our partner, employee or agent, or give you any authority to act for us or for any Fund.  Neither we nor any Fund shall be liable for any of your acts or obligations as a dealer under this Agreement.

6.   Information Relating to the Funds.

(a)

No person is authorized to make any representations concerning shares of a Fund other than those contained in the applicable Fund’s prospectus.  In buying Fund shares from us under this Agreement, you will rely only on the representations contained in the applicable prospectus.  Upon your request, we will furnish you with a reasonable number of copies of the Funds’ prospectuses.

(b)

Any printed or other information that we furnish to you (other than the Funds’ prospectuses and periodic reports) is our sole responsibility and not the responsibility of the Funds.  You agree that the Funds will have no liability or responsibility to you with respect to any such information.

(c)

You may not use any sales literature or advertising material concerning Fund shares, other than the information referred to in paragraph 6(b) above, in connection with the offer or sale of Fund shares without obtaining our prior written approval first.  You may not distribute or make available to investors any information that we may furnish to you marked “For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

7.   Indemnification.

(a)

We will indemnify and hold you harmless from any claim, demand, loss, expense or cause of action resulting from the misconduct or negligence of us, our agents and employees in carrying out our obligations under this Agreement.  Such indemnification will survive termination of this Agreement.

(b)

You will indemnify and hold us harmless from any claim, demand, loss, expense or cause of action resulting from the misconduct or negligence of you, your agents and employees in carrying out your obligations under this Agreement.  Such indemnification will survive termination of this Agreement.

8.   Amendment and Termination.  This Agreement may be amended by us at any time by us giving you written notice of such amendment, and your placing of an order after the effective date of any such amendment constitutes your acceptance thereof.  Either party to this Agreement may terminate this Agreement at any time by giving written notice to the other.  Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or was received by the other party at its address as shown in this Agreement.

9.   Miscellaneous.

(a)

You represent and warrant that you have adopted and implemented an Anti-Money Laundering Compliance Program that satisfies the requirements of Title III of the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.  You further represent and warrant that you have adopted and implemented procedures to safeguard customer information that are reasonably designed to (i) protect against any anticipated threats or hazards to the integrity of records containing customer information, (ii) protect against unauthorized access to or use of customer information that could result in substantial harm or inconvenience to any customer, and (iii) ensure that you are in compliance with Regulation S-P, as amended from time to time.

(b)

This Agreement constitutes the entire agreement between us and shall not be assignable by you.  It shall be construed in accordance with the laws of the State of Minnesota and shall be binding upon both parties when signed by us and accepted by you in the space provided below.

Sincerely yours,

CENTENNIAL LAKES CAPITAL, LLC

By:__________________________

                John P. Flakne, CEO

Accepted:

By:______________________

Authorized Signer

                        Date:_____________________